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                                                                     Exhibit 3.3


                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                              DRUGSTORE.COM, INC.

     The undersigned, Peter M. Neupert and Mark L. Silverman, hereby certify that:

     1. They are the duly elected and acting President and Secretary, respectively, of drugstore.com, inc., a Delaware corporation.

     2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on April 2, 1998.

     3. The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

                                   ARTICLE I

     "The name of this corporation is drugstore.com, inc. (the "Corporation").
                                                                -----------

                                  ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

                                  ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE IV

     (1)  Classes of Stock. The Corporation is authorized to issue two classes
          ----------------
of stock to be designated, respectively, "Common Stock" and "Preferred Stock."
                                          ------------       ---------------
The total number of shares which the Corporation is authorized to issue is Two Hundred Sixty Million (260,000,000) shares, each with a par value of $0.0001 per share. Two Hundred Fifty Million (250,000,000) shares shall be Common Stock and Ten Million (10,000,000) shares shall be Preferred Stock.

     (2)  Rights, Preferences and Restrictions of Preferred Stock. The Preferred
          -------------------------------------------------------
Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as "Preferred Stock Designation"), to establish from time to time the number of
----------------------------
shares to be included in each such series, and to fix the designation, powers, preferences and rights of the
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shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

               (1) The designation of the series, which may be by distinguishing number, letter or title.

               (2) The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

               (3) The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

               (4)  Dates at which dividends, if any, shall be payable.

               (5) The redemption rights and price or prices, if any, for shares of the series.

               (6) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

               (7) The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

               (8) Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

               (9) Restrictions on the issuance of shares of the same series or of any other class or series.

               (10) The voting rights, if any, of the holders of shares of the series.

     (C)  Common Stock.  The Common Stock shall be subject to the express terms
          ------------
of the Preferred Stock and any series thereof. Except as may otherwise be provided in this Amended and Restated Certificate of Incorporation, in a Preferred Stock Designation or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders, the Common Stock shall have the exclusive right to vote

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for the election of directors and for all other purposes, and holders of
Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders.

          The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

                                   ARTICLE V

     In furtherance of, and not in limitation of, the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, alter, amend or repeal the Bylaws of the Corporation.

                                   ARTICLE VI

     Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

                                  ARTICLE VII

     (3) To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     (4) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                 ARTICLE VIII

     The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article."

                                  *    *    *

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     The foregoing Amended and Restated Certificate of Incorporation, which both amends and restates the certificate of incorporation of the Corporation, as heretofore amended and restated, has been duly adopted by the Corporation's
Board of Directors and stockholders in accordance with the applicable provisions of Sections 242 and 245, and by written consent of stockholders pursuant to
Section 228, of the General Corporation Law of the State of Delaware.

     Executed at Bellevue, Washington on _______ _____, 1999.



                                               _________________________________
                                               Peter M. Neupert, President


                                               _________________________________
                                               Mark L. Silverman, Secretary

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